                                                                    Exhibit 10.1


[LOGO SCANSOFT(TM)]


March 9, 2004

John Shagoury

Dear John,

Congratulations! It is with great pleasure that I confirm our employment offer, in the position of President of ScanSoft Productivity Applications of ScanSoft, Inc., reporting to the Chief Executive Officer. Your start date for your new position is Monday, March 15, 2004. Within six months of your date of hire I will recommend to the Board of Directors that you be appointed an Executive Officer.

Your starting annual base salary will be $250,000 paid on a semi-monthly basis. In addition to your base salary, you will be eligible to participate in the 2004 Employee Bonus Plan, which pays a target of 20% of base salary, pro-rated according to date of hire.

Once you have signed the offer letter, I will recommend to the ScanSoft Board of Directors, a New Hire stock option grant of 400,000 shares, with a four-year vesting schedule, 25% cliff after one year and monthly thereafter. I will also recommend to the ScanSoft Board of Directors a restricted stock award equal to two times your base salary as of the date of grant with a three-year cliff vesting schedule with opportunities for accelerated vesting, based on achieving company objectives over the next two years. Details of the stock option grant and restricted share grant will be provided to you when they are finalized.

Should your employment be terminated without cause, and you execute a standard severance agreement, you will receive a severance package of six month base salary plus six months of paid health insurance under COBRA. Should your employment with the company be terminated without cause within twelve months following a change of control transaction, and you execute a standard severance agreement, you will receive a severance package of twelve month base salary, twelve months of paid health insurance under COBRA, plus immediate acceleration of any unvested stock options or restricted stock.

As a full-time employee, you will be eligible for our comprehensive benefits package. You will also be eligible to participate in the 401(k) plan effective the start of the quarter following your date of hire (anticipated to be April 1, 2004). The enclosed material outlines all of our benefits to which you are entitled as a ScanSoft, Inc. employee.

                                     1 of 2

J. Shagoury Offer Confirmation Letter

Your employment with ScanSoft will be "at will", meaning that either you or ScanSoft will be entitled to terminate your employment at any time and for any reason, with or without cause. Any contrary representations which may have been made to you are superseded by this offer. This is the full and complete agreement between you and ScanSoft. Although your job duties, title, compensation and benefits, as well as ScanSoft's personnel policies and procedures, may change from time to time, the "at will" nature of your employment may only be changed in an express written agreement signed by you and a duly authorized officer of ScanSoft.

This offer is contingent upon your satisfying the conditions of hire, including providing proof of your eligibility to work in the United States. An Employment Eligibility Verification form is attached to this letter. Please read it carefully and call me if you have any questions. Also, like all ScanSoft employees, you will be required, as a condition to your employment, to sign ScanSoft's standard Non-Compete, Proprietary Information, & Conflict of Interest Agreement, a copy of which is attached hereto.

We, at ScanSoft, are proud of our reputation and we feel confident that you will be a positive addition to the Sr. Management Team, while the position will afford you the opportunity to grow your professional skill set.

John, we would appreciate it if you would confirm your acceptance of our employment offer, by signing this offer confirmation letter and returning it to my attention as soon as possible.

If you have further questions regarding our offer, feel free to contact me at 978-977-2125. Further questions regarding the new hire process or benefit programs should be directed to Dawn Fournier, Vice President, Human Resources at 978-977-2417. I look forward to our working together and your joining the ScanSoft organization.

Sincerely,

/s/ Paul Ricci

Paul Ricci, Chairman & CEO

/csr
 cc:      D. Fournier
          Employee File


Enclosures/Forms:   Employment Eligibility Verification form, Benefits Summary,
                    Non-Compete, Proprietary Information, & Conflict of Interest
                    Agreement.

I ACCEPT THE OFFER OF EMPLOYMENT AS STATED ABOVE:


/s/ John Shagoury                                 3/9/04
-------------------------------------             ------------------------------
NEW HIRE SIGNATURE                                DATE OF ACCEPTANCE

                                     2 of 2